Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF

SERIES F JUNIOR PARTICIPATING PREFERRED STOCK

OF

BIOSIG TECHNOLOGIES, INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

The undersigned does hereby certify that the following resolution was duly adopted by the Board of Directors of BioSig Technologies, Inc., a Delaware corporation (the “Corporation”), as of July 14, 2020:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Amended and Restated Certificate of Incorporation, as amended (the “Charter”), the Board of Directors does hereby create, authorize and provide for the issue of a series of Preferred Stock, par value $0.001 per share, of the Corporation, to be designated “Series F Junior Participating Preferred Stock” (hereinafter referred to as the “Series F Preferred Stock”), initially consisting of 200,000 shares, and does hereby fix and herein state and express such designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof, as follows (all terms used herein that are defined in the Charter shall be deemed to have the meanings provided therein):

Section 1.     Designation and Amount. The shares of such series shall be designated as “Series F Junior Participating Preferred Stock,” and the number of shares constituting such series shall be 200,000.

Section 2.     Dividends and Distributions.

A.     Subject to the prior and superior rights of the holders of any shares of any class or series of stock of the Corporation ranking prior and superior to the shares of Series F Preferred Stock with respect to dividends, the holders of shares of Series F Preferred Stock, in preference to the holders of shares of any class or series of stock of the Corporation ranking junior to the Series F Preferred Stock with respect to dividends, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, dividends on shares of Series F Preferred Stock (each such date being referred to herein as a “Payment Date”), commencing on the first Payment Date after the first issuance of a share or fraction of a share of

Series F Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $0.001 and (b) the sum of (1) the Adjustment Number (as defined below) times the aggregate per share amount of all cash dividends, plus (2) the Adjustment Number times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of common stock, par value $0.001 per share, of the Corporation (the “Common Stock”) or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), in each case declared on the Common Stock since the immediately preceding Payment Date, or, with respect to the first Payment Date, since the first issuance of any share or fraction of a share of Series F Preferred Stock. The “Adjustment Number” shall initially be 1,000. In the event the Corporation shall at any time after July 14, 2020 (the “Rights Declaration Date”) (i) declare and pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying the Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

B.     The Corporation shall declare a dividend or distribution on the Series F Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

C.     Dividends shall begin to accrue and be cumulative on outstanding shares of Series F Preferred Stock from the Payment Date next preceding the date of issue of such shares of Series F Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Payment Date or is a date after the record date for the determination of holders of shares of Series F Preferred Stock entitled to receive a dividend and before such Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series F Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series F Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than sixty (60) days prior to the date fixed for the payment thereof.

Section 3.     Voting Rights.

The holders of shares of Series F Preferred Stock shall have the following voting rights:

A.     Each share of Series F Preferred Stock shall entitle the holder thereof to a number of votes equal to the Adjustment Number on all matters submitted to a vote of the stockholders of the Corporation.

B.     Except as otherwise provided herein or by law, the holders of shares of Series F Preferred Stock and the holders of shares of Common Stock shall vote collectively as one class on all matters submitted to a vote of stockholders of the Corporation. Except as otherwise provided herein or as required by law, the holders of shares of Series F Preferred Stock shall not be entitled to vote as a separate class on any matters submitted to a vote of the stockholders.

C.     Except as set forth herein or required by law, holders of Series F Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4.     Certain Restrictions.

A.     Whenever dividends or distributions payable on the Series F Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series F Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)     declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of capital stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series F Preferred Stock other than (A) such redemptions or purchases that may be deemed to occur upon the exercise of stock options, warrants or similar rights or grant, vesting or lapse of restrictions on the grant of any other performance shares, restricted stock, restricted stock units or other equity awards to the extent that such shares represent all or a portion of (x) the exercise or purchase price of such options, warrants or similar rights or other equity awards and (y) the amount of withholding taxes owed by the recipient of such award in respect of such grant, exercise, vesting or lapse of restrictions; (B) the repurchase, redemption, or other acquisition or retirement for value of any such shares from employees, former employees, directors, former directors, consultants or former consultants of the Corporation or their respective estate, spouse, former spouse or family member, pursuant to the terms of the agreements pursuant to which such shares were acquired;

(ii)     declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series F Preferred Stock, except dividends paid ratably on the Series F Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

(iii)     purchase or otherwise acquire for consideration any shares of Series F Preferred Stock, or any shares of capital stock ranking on a parity with the Series F Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of Series F Preferred Stock, or to such holders and holders of any such shares ranking on a parity therewith, upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

B.     The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5.     Reacquired Shares.

Any shares of Series F Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6.     Liquidation, Dissolution or Winding Up.

A.     Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of capital stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series F Preferred Stock unless, prior thereto, the holders of shares of Series F Preferred Stock shall have received an amount per share of Series F Preferred Stock (the “Series F Liquidation Preference”) equal to the greater of (i) $1,000.00 plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, and (ii) the Adjustment Number times the per share amount of all cash and other property to be distributed in respect of the Common Stock upon such liquidation, dissolution or winding up of the Corporation.

B.     In the event, however, that there are not sufficient assets available to permit payment in full of the Series F Liquidation Preference and the liquidation preferences of all other classes and series of stock of the Corporation, if any, which rank on a parity with the Series F Preferred Stock, then the assets available for such distribution shall be distributed ratably to the holders of the Series F Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences.

C.     Neither the merger or consolidation of the Corporation into or with another entity nor the merger or consolidation of any other entity into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.

Section 7.     Consolidation, Merger, etc.

In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series F Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to the Adjustment Number times the aggregate amount of capital stock, securities, cash and/or any other property (payable in kind), as the case may be, for which or into which each share of Common Stock is exchanged or changed.

Section 8.     No Redemption.

The shares of Series F Preferred Stock shall not be redeemable.

Section 9.     Ranking.

The Series F Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, whether or not upon the dissolution, liquidation or winding up of the Corporation, unless the terms of any such series shall provide otherwise and shall rank senior to the Common Stock as to such matters.

Section 10.     Amendment.

At any time that any shares of Series F Preferred Stock are outstanding, the Charter shall not be amended by merger, consolidation or otherwise which would materially alter or change the powers, preferences or special rights of the Series F Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of Series F Preferred Stock, voting separately as a class.

Section 11.     Fractional Shares.

Series F Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series F Preferred Stock.

* * * * * * *

IN WITNESS WHEREOF, this Certificate of Designations has been executed by a duly authorized officer of the Corporation on this 14th day of July, 2020.

BIOSIG TECHNOLOGIES, INC.

By: /s/ Kenneth L. Londoner

       Name: Kenneth L. Londoner

       Title: Executive Chairman and Chief Executive Officer

Signature Page to Certificate of Designations